Rule 424(b)(3)
                                                    File Nos. 333-62295
                                                              333-62295-01
                                                              333-62295-02

PRICING SUPPLEMENT NO. 4 DATED JULY 26, 2000
(to Prospectus dated July 30, 1999
and Prospectus Supplement dated July 30, 1999)

PENNSYLVANIA ELECTRIC COMPANY
Medium Term Notes, Series E, Tranche 4

Trade Date:                                 July 26, 2000

Principal Amount:                           $35,000,000

Original Issue Date:                        August 2, 2000

Maturity Date:                              August 2, 2010

Interest Rate:                              7.77%

Interest Payment Dates:                     February 1 and August 1,
                                            commencing February 1, 2001

                                             The record  date for payment on the
                                            Notes  will  be  the   Business  Day
                                            immediately   preceding   the   next
                                            Interest Payment Date.

                                             Any payment  required to be made in
                                            respect  of a Note on a date that is
                                            not a  Business  Day for  such  Note
                                            need not be made on such  date,  but
                                            may be made on the  next  succeeding
                                            Business Day with the same force and
                                            effect as if made on such date,  and
                                            no additional  interest shall accrue
                                            as a result of such delayed amount.

Agent's Discount or Commission:
                                           $218,750

Net Proceeds to Company                    $34,781,250

Additional Terms:                          The Notes are being sold through
                                           Salomon Smith Barney acting as agent.

                                           Certain legal matters will be passed
                                           upon for the  Company by Thelen Reid
                                           &    Priest    LLP   and   for   the
                                           underwriters  by Winthrop,  Stimson,
                                           Putnam and Roberts.

Optional Redemption

                                            The Notes will be  redeemable,  as a
                                            whole or in part,  at the  Company's
                                            option,  at any time or from time to
                                            time,  on at least 30 days,  but not
                                            more  than  60  days,  prior  notice
                                            mailed to the registered  address of
                                            each   holder  of  the  Notes.   The
                                            redemption  prices  will be equal to
                                            the  greater  of  (1)  100%  of  the
                                            principal  amount of the Notes to be
                                            redeemed  or  (2)  the  sum  of  the
                                            present   values  of  the  Remaining
                                            Scheduled   Payments   (as   defined
                                            below)  discounted,  on a semiannual
                                            basis   (assuming  a  360-day   year
                                            consisting of twelve 30-day months),
                                            at a rate  equal  to the  sum of the
                                            Treasury Rate (as defined below) and
                                            15  basis   points.   In  each  case
                                            accrued  interest will be payable to
                                            the redemption date.

                                            "Treasury Rate" means,  with respect
                                            to any redemption date, the rate per
                                            annum   equal   to  the   semiannual
                                            equivalent  yield to maturity of the
                                            Comparable Treasury Issue,  assuming
                                            a price for the Comparable  Treasury
                                            Issue  (expressed as a percentage of
                                            its  principal  amount) equal to the
                                            Comparable  Treasury  Price for such
                                            redemption date.

                                            "Comparable  Treasury  Issue"  means
                                            the United States Treasury  security
                                            selected    by    an     Independent
                                            Investment   Banker   as   having  a
                                            maturity comparable to the remaining
                                            term  of the  Notes  that  would  be
                                            utilized,  at the time of  selection
                                            and  in  accordance  with  customary
                                            financial  practice,  in pricing new
                                            issues of corporate debt  securities
                                            of   comparable   maturity   to  the
                                            remaining   term  of   such   Notes.
                                            "Independent    Investment   Banker"
                                            means the Reference  Treasury Dealer
                                            appointed by the Company.

                                            "Comparable  Treasury  Price" means,
                                            with respect to any redemption date,
                                            the   Reference    Treasury   Dealer
                                            Quotation.    "Reference    Treasury
                                            Dealer    Quotation"   means,   with
                                            respect  to the  Reference  Treasury
                                            Dealer and any redemption  date, the
                                            average, as determined by the Senior
                                            Note  Trustee,  of the bid and asked
                                            prices for the  Comparable  Treasury
                                            Issue  (expressed  in each case as a
                                            percentage of its principal  amount)
                                            quoted in writing to the Senior Note
                                            Trustee  by the  Reference  Treasury
                                            Dealer at 3:30  p.m.,  New York City
                                            time,  on  the  third  business  day
                                            preceding such redemption date.

                                            "Senior Note Trustee" shall mean the
                                            United  States Trust  Company of New
                                            York or its successor.

                                            "Reference  Treasury  Dealer" means
                                            Salomon  Smith  Barney Inc. and its
                                            respective  successors.  If Salomon
                                            Smith Barney Inc. shall cease to be
                                            a    primary    U.S.     Government
                                            securities   dealer   (a   "Primary
                                            Treasury   Dealer"),   the  Company
                                            shall substitute another nationally
                                            recognized  investment banking firm
                                            that is a Primary Treasury Dealer.

                                            "Remaining    Scheduled    Payments"
                                            means,  with respect to each Note to
                                            be redeemed, the remaining scheduled
                                            payments   of   principal   of   and
                                            interest  on such Note that would be
                                            due  after  the  related  redemption
                                            date  but for  such  redemption.  If
                                            such   redemption  date  is  not  an
                                            interest  payment  date with respect
                                            to such Note, the amount of the next
                                            succeeding     scheduled    interest
                                            payment on such Note will be reduced
                                            by the amount of interest accrued on
                                            such Note to such redemption date.

                                            On and  after the  redemption  date,
                                            interest will cease to accrue on the
                                            Notes or any  portion  of the  Notes
                                            called for  redemption  (unless  the
                                            Company  defaults  in the payment of
                                            the  redemption  price  and  accrued
                                            interest).    On   or   before   the
                                            redemption  date,  the Company  will
                                            deposit  with a paying agent (or the
                                            Senior    Note    Trustee)     money
                                            sufficient  to  pay  the  redemption
                                            price of and accrued interest on the
                                            Notes to be  redeemed  on such date.
                                            If less  than  all the  Notes of any
                                            series are to be redeemed, the Notes
                                            to be redeemed  shall be selected by
                                            the  Trustee  by such  method as the
                                            Senior Note Trustee  shall deem fair
                                            and appropriate.